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                                  AMENDMENT TO
                        THE CHEVIOT BUILDING AND LOAN CO.
                     401(k) RETIREMENT SAVINGS PLAN & TRUST


        The Cheviot Building and Loan Co. 401(k) Retirement Savings Plan & Trust (the "Plan") is hereby amended, in order to reflect a change in the name of the employer that sponsors the Plan and to permit the investment of Plan assets in common shares of such employer's parent corporation, in the following respects:

        1. The name of the Plan, and each reference to the Plan's name that is contained in the Plan, is amended, effective as of November 20, 2003, to be the "Cheviot Savings Bank 401(k) Retirement Savings Plan".

        2. Section 1.15 of the Plan is amended in its entirety, effective as of November 20, 2003, to read as follows:


                1.15 "Employer" means Cheviot Savings Bank (which, prior to April 1, 2003, was named The Cheviot Building and Loan Co.), or any legal successor thereto. In addition, any legal predecessor to the Employer shall also be considered the Employer for purposes of this Plan during the period of time such predecessor maintained the Plan.


        3. The Cheviot Building and Loan Co. 401(k) Retirement Savings Plan & Trust (the "Plan") is amended, effective as of November 20, 2003, by adding a new Section 10.15 reading as follows to the end of the Plan.

                10.15 INVESTMENT IN COMMON SHARES OF EMPLOYER'S PARENT CORPORATION. To the extent and only to the extent directed by a Participant pursuant to the Participant Direction Procedures and Section 4.12, the Plan shall acquire and hold, for the Participant's Combined Account, common shares of Cheviot Financial Corp. (the "Parent"), which owns 100% of the shares of the Employer. The investment of any Participant's Combined Account in the Parent's common shares may be effected by allocating specific common shares of the Parent to such account or by allocating an interest in an investment fund that invests substantially all of its assets in the Parent's common shares, as determined by the Administrator in its discretion, and in accordance with reasonable administrative procedures promulgated by the Administrator. Up to 100% of the Plan's assets may be invested in the Parent's common shares pursuant to the provisions of this Section 10.15.

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        IN ORDER TO EFFECT THE PLAN CHANGES PROVIDED HEREIN, Cheviot Savings
Bank, the current sponsor of the Plan, has caused its name to be subscribed to this Plan amendment.

                                       CHEVIOT SAVINGS BANK

                                       By: /s/ Thomas J. Linneman
                                          --------------------------

                                       Title: President
                                             -----------------------

                                       Date: November 20, 2003
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